Exhibit 99.1

Nkarta Reports Second Quarter 2021 Financial Results and Business Progress

•	Initial data from NKX101 clinical trial expected by end of 2021
•	NKX019 patient dosing expected to start in 2H 2021
•	Collaboration with CRISPR Therapeutics to develop gene-edited cell therapies
•	New lease for commercial manufacturing center / headquarters to support rapid innovation and scaled production of NK cell therapies

SOUTH SAN FRANCISCO, Calif., Aug. 12, 2021 -- Nkarta, Inc. (Nasdaq: NKTX), a biopharmaceutical company developing engineered natural killer (NK) cell therapies to treat cancer, today reported financial results for the second quarter ended June 30, 2021.

“Nkarta continues to set the pace for NK cell therapy as we build on the strengths of our next generation platform and advance our two co-lead clinical programs,” said Paul J. Hastings, President and Chief Executive Officer of Nkarta. “During the period, we initiated collaboration activities with CRISPR Therapeutics, added new platform capabilities for rapid innovation, and expanded our manufacturing footprint – all designed to stay ahead of the technology curve and  transform the scientific insights of cell therapy into meaningful medicines for cancer patients. Nkarta remains on track to report initial clinical data from our Phase 1 study of NKX101 by the end of this year.”

RECENT ACCOMPLISHMENTS AND FUTURE MILESTONES

NKX101

•

Nkarta aims to present initial clinical data from its ongoing clinical trial of NKX101 by year end 2021. In the Phase 1 study, patients receive multiple doses of NKX101 during a 28-day treatment cycle and are eligible to receive subsequent cycles of treatment upon evidence of tolerability and disease response.

NKX019

•

Nkarta expects patient dosing in a Phase 1 clinical trial of NKX019 to initiate in the second half of 2021 and has begun manufacturing of clinical supply of NKX019 at its in-house cGMP clinical manufacturing facility in South San Francisco, California.

Manufacturing

•

Nkarta entered a lease agreement to establish a combined manufacturing facility  and company headquarters. The manufacturing facility will produce materials for potential pivotal trials and commercial launch of multiple engineered NK cell therapy products. The expanded manufacturing footprint, centered in South San Francisco, California, builds upon Nkarta’s existing 2,700 square foot cGMP clinical manufacturing facility.

Pipeline and Platform

•

In May 2021, Nkarta and CRISPR Therapeutics announced a research and development collaboration to co-develop and co-commercialize two chimeric antigen receptor (CAR) NK cell product candidates, one targeting CD70, and one combining NK and T cells (NK+T), each enhanced with genome engineering. The collaboration also gives Nkarta a license to CRISPR/Cas9 gene editing technology for use in its own engineered NK cell therapy products.

•	Nkarta continues to integrate important scientific insights, processes and breakthroughs into its next generation platform. Platform capabilities include:
o	Multiplexed CRISPR/Cas9 genome engineering
o	“Armored” cells with membrane-bound IL-15 for persistence
o	Enhanced expansion, persistence and activity against tumor microenvironment inhibition via CISH deletion
o	Cytokine activation using IL-12, -15 and -18 to enhance anti-tumor activity persistence and memory-like properties
o	No requirement for cytokine support
o	Multi-dose and multi-cycle clinical trial designs

SECOND QUARTER 2021 FINANCIAL HIGHLIGHTS

•	Cash and Cash Equivalents: As of June 30, 2021, Nkarta had cash, cash equivalents, restricted cash and short-term investments of $280.3 million.

•

R&D Expenses: Research and development expenses were $16.0 million for the second quarter of 2021. Non-cash stock-based compensation expense included in R&D expense was $1.7 million for the second quarter of 2021.

•

G&A Expenses: General and administrative expenses were $5.7 million for the second quarter of 2021. Non-cash stock-based compensation expense included in G&A expense was $1.9 million for the second quarter of 2021.

•	Net Loss. Net loss was $21.5 million, or $0.66 per basic and diluted share, for the second quarter of 2021.

FINANCIAL GUIDANCE

•	Nkarta expects its current cash and cash equivalents will be sufficient to fund its current operating plan into at least the second half of 2023.

About NKX101

NKX101 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with membrane-bound IL15 and a chimeric antigen receptor (CAR) targeting NKG2D ligands on tumor cells. NKG2D, a key activating receptor found on naturally occurring NK cells, induces a cell-killing immune response through the detection of stress ligands that are widely expressed on cancer cells. By engineering NKX101 with the proprietary NKG2D-based CAR, the ability of NK cells to recognize and kill tumor cells in pre-clinical models is increased significantly compared to non-engineered NK cells. The addition of membrane-bound IL15, a proprietary version of a cytokine for activating NK cell growth, has been shown in pre-clinical models to enhance the proliferation, persistence and sustained activity of NK cells. A multi-center Phase 1 clinical trial of NKX101 in patients with relapsed/refractory acute myeloid leukemia (AML) or higher risk myelodysplastic syndromes (MDS) is currently enrolling. Additional information about the clinical trial is available on ClinicalTrials.gov, identifier NCT04623944.

About NKX019

NKX019 is an investigational, off-the-shelf cancer immunotherapy that uses natural killer (NK) cells derived from the peripheral blood of healthy donors and engineered with a CD19-directed chimeric antigen receptor (CAR) and a proprietary, membrane-bound form of interleukin 15 (IL-15). CD19 is a biomarker for normal and malignant B cells, and it is a validated target for B cell cancer therapies. Via its CAR, NKX019 targets and binds to CD19 and eliminates CD19-expressing cells via a robust immune response in preclinical studies. Preclinical models also demonstrate enhanced proliferation, persistence and activity of NK cells with the membrane-bound IL-15, an important cytokine for NK cell survival. Initiation of a Phase 1 clinical trial of NKX019 in patients with relapsed/refractory B cell malignancies in multiple centers in the United States and Australia is planned for the second half of 2021.

About Nkarta’s Platform and Natural Starting Materials

Nkarta’s engineering platform utilizes healthy adult donors as the source for NK cells. By enlisting this natural source of NK cells, Nkarta starts with bona fide NK cells endowed with inherent tumor-recognizing ability and potent cytotoxic function. Healthy donor-derived NK cells are also available in abundance, providing a large quantity of cells with which to begin the efficient two-week manufacturing process. Finally, healthy donor-derived adult cells consist of a diverse repertoire of NK cells, providing Nkarta with the potential to capitalize on the inherent diversity of the innate immune system in selecting donors or NK cell populations with optimal characteristics.

About Nkarta’s NK Cell Technologies

Nkarta has pioneered a novel discovery and development platform for the engineering and efficient production of allogeneic, off-the-shelf natural killer (NK) cell therapy candidates. The approach harnesses the innate ability of NK cells to recognize and kill tumor cells. To enhance the inherent biological activity of NK cells, Nkarta genetically engineers the cells with a targeting receptor designed to recognize and bind to specific proteins on the surface of cancerous cells. This receptor is fused to co-stimulatory and signaling domains to amplify cell signaling and NK cell cytotoxicity. Upon binding the target, NK cells become activated and release cytokines that enhance the immune response and cytotoxic granules that lead to killing of the target cell. All of Nkarta’s NK current cell therapy candidates are also engineered with a membrane-bound IL15, a proprietary version of a cytokine known for activating NK cell growth, to enhance the persistence and activity of the NK cells.

Nkarta’s manufacturing process generates an abundant supply of NK cells that, at commercial scale, is expected to be significantly lower in cost than other current allogeneic and autologous cell therapies. Key to this efficiency is the rapid expansion of donor-derived NK cells using a proprietary NKSTIM cell line, leading to the production of hundreds of individual doses from a single manufacturing run. The platform also features the ability to freeze and store CAR NK cells for an extended period of time and is designed to enable immediate, off-the-shelf administration to patients at the point of care.

About Nkarta

Nkarta is a clinical-stage biotechnology company advancing the development of allogeneic, off-the-shelf natural killer (NK) cell therapies for cancer patients. By combining its cell expansion and cryopreservation platform with proprietary cell engineering technologies, Nkarta is building a pipeline of cell therapy candidates generated by efficient manufacturing processes, which are engineered to enhance tumor targeting and improve persistence for sustained activity in the body. For more information, please visit the company’s website at www.nkartatx.com.

Cautionary Note on Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as "anticipates," "believes," "expects," "intends," “plans,” “potential,” "projects,” “would” and "future" or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning Nkarta’s expectations regarding any or all of the following: Nkarta’s ability to  successfully and rapidly develop NK cell therapies, including advancing its two lead clinical programs and building a pipeline of product candidates; the benefits of Nkarta’s technology platform; the timing of NKX019 clinical trial initiation and patient dosing and NKX101 clinical trial data; Nkarta’s future manufacturing facility and headquarters and production at the facility; the programs planned under Nkarta’s collaboration with CRISPR Therapeutics; Nkarta’s ability to capitalize on the inherent diversity of the innate immune system; the ability of Nkarta’s technology to enhance the proliferation, persistence and anti-tumor activity of NK cells and enable off-the-shelf, point-of-care administration; the efficiency and cost of Nkarta’s manufacturing processes; the number of doses generated from a manufacturing run; Nkarta’s ability to continue manufacturing clinical supply of NKX019 in house; the proprietary nature of Nkarta’s technology; and Nkarta’s expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Nkarta’s limited operating history and historical losses; Nkarta’s lack of any products approved for sale and its ability to achieve profitability; Nkarta’s ability to raise additional funding to complete the development and any commercialization of its product candidates; Nkarta’s dependence on the success of its co-lead product candidates, NKX101 and NKX019; that Nkarta may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Nkarta’s ability to obtain, maintain and protect its intellectual property; Nkarta’s dependence on third parties in connection with manufacturing, clinical trials and pre-clinical studies; the complexity of the manufacturing process for CAR NK cell therapies; and risks relating to the impact on our business of the COVID-19 pandemic or similar public health crises.

These and other risks are described more fully in Nkarta’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Nkarta’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 13, 2021, and our other documents subsequently filed with or furnished to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Nkarta undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Nkarta, Inc.

Condensed Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating expenses
Research and development	$15,957	$7,862	29,496	15,122
General and administrative	5,677	2,493	11,618	4,642
Total operating expenses	21,634	10,355	41,114	19,764
Loss from operations	(21,634)	(10,355)	(41,114)	(19,764)
Other income (expense), net:
Change in fair value of preferred stock purchase right liability	—	(40,741)	—	(40,163)
Interest income	104	27	214	152
Other income (expense), net	(5)	4	(8)	4
Total other income (expense), net	99	(40,710)	206	(40,007)
Net loss	$(21,535)	$(51,065)	$(40,908)	$(59,771)

Net loss per share, basic and diluted	$(0.66)	$(30.06)	$(1.25)	$(36.13)
Weighted average shares used to compute net loss per share, basic and diluted	32,827,365	1,698,660	32,783,730	1,654,304

Nkarta, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Cash, cash equivalents, restricted cash and short-term investments	$280,255	$315,326
Property and equipment, net	11,350	9,350
Operating lease right-of-use assets	12,050	8,505
Other assets	5,456	4,469
Total assets	$309,111	$337,650
Liabilities and stockholders' equity
Accounts payable, accrued and other liabilities	$8,034	$7,511
Operating lease liabilities	12,695	8,919
Total liabilities	20,729	16,430
Stockholders’ equity	288,382	321,220
Total liabilities and stockholders’ equity	$309,111	$337,650

Nkarta Media/Investor Contact:

Greg Mann

Nkarta, Inc.

gmann@nkartatx.com